EXHIBIT 99.1

First Amendment to Second Amended and Restated Credit Agreement

     This First Amendment to Second Amended and Restated Credit Agreement (herein, the “Amendment”) is made as of June 23, 2004, by and among Morton Industrial Group, Inc., a Georgia corporation (the “Borrower”), the Lenders party to the Credit Agreement hereinafter identified and defined, and Harris Trust and Savings Bank, as Agent for the Lenders (in such capacity, the “Agent”).

Recitals

     A. The Lenders currently extend credit to the Borrower on the terms and conditions set forth in that certain Second Amended and Restated Credit Agreement dated as of March 26, 2004, by and among the Borrower, the Guarantors, the Lenders and the Agent (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

     B. The Borrower has requested that the Lenders amend the Credit Agreement to permit the Borrower to enter into a series of transactions (as described in this Recital B, the “Senior Subordinated Debt Restructuring”) which will effect a net increase in the aggregate principal amount of the Senior Subordinated Debt from $10,000,000 to $12,000,000. As part of the Senior Subordinated Debt Restructuring, the Borrower will: (i) receive the proceeds of a new investment in A Notes (as defined below) from JZ Equity Partners PLC in an aggregate amount of $3,050,000, (ii) retain $6,000,000 of the existing investment in Subordinated Debt by Mezzanine Finance, which investment will henceforth be evidenced by an A Note, with the $4,000,000 balance of Mezzanine Finance’s original investment in Subordinated Debt to be repaid to Mezzanine Finance as part of the Senior Subordinated Debt Restructuring and (iii) receive the proceeds of a new investment in a B Note (as defined below) from Prism Mezzanine Fund SBIC, L.P., in the amount of $2,950,000. After giving effect to the transactions described in the preceding sentence, the Subordinated Debt issued or retained in connection therewith will be held by the Senior Subordinated Debt Holders (as defined below) in the amounts shown on Schedule I hereto.

     C. The Borrower has further requested that it be permitted to apply the net $2,000,000 cash proceeds received by it as a result of the Senior Subordinated Debt Restructuring to reduce both the Term Loan and the Revolving Loans in equal amounts, and the Lenders are willing to consent to such application of proceeds. In addition, the Borrower has requested and the Lenders have agreed to make certain other amendments to the Credit Agreement, all on the terms and conditions herein set forth.

     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendments.

     Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

     1.1. Section 3.3(b) of the Credit Agreement is hereby amended by adding a new sentence thereto immediately following the last sentence of such Section, to read in its entirety as follows:

Notwithstanding the foregoing, the $2,000,000 net cash proceeds received by the Borrower from the Senior Subordinated Debt Restructuring shall be applied on the First Amendment Effective Date as follows: $1,000,000 shall be applied to repay the Term Loan and $1,000,000 shall be applied to repay the Revolving Loans.

     1.2. Section 3.4(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

     (b) Mandatory. Concurrent with each prepayment of Revolving Loans required under subsections (a), (b) and (c) of Section 3.3 (other than the $1,000,000 prepayment of the Revolving Loans from the proceeds of the Senior Subordinated Debt Restructuring required pursuant to the terms of the First Amendment), the Revolving Credit Commitments shall permanently terminate ratably in accordance with each Lender’s Revolver Percentage by an amount equal to the aggregate amount required to be prepaid and applied against Revolving Loans.

     1.3. Section 5.1 of the Credit Agreement is hereby amended by deleting the schedule set forth in the definition of “Applicable Margin” therein and replacing it with the following schedule:

Applicable Margin
		for Domestic Rate	Applicable Margin
		Portions under	for LIBOR Portions
	Total Senior Funded	Revolving Credit	under Revolving
	Debt/EBITDA Ratio	and Term Loan and	Credit and Term	Applicable Margin
	for Such Pricing	Reimbursement	Loan and Letter of	for Commitment Fee
Level	Date	Obligations Shall Be:	Credit Fee Shall Be:	Shall Be:
IV	Greater than or equal to 2.25 to 1.0	2.50%	4.00%	0.50%
III	Less than 2.25 to 1.0, but greater than or equal to 1.75 to 1.0	2.00%	3.50%	0.50%

Applicable Margin
		for Domestic Rate	Applicable Margin
		Portions under	for LIBOR Portions
	Total Senior Funded	Revolving Credit	under Revolving
	Debt/EBITDA Ratio	and Term Loan and	Credit and Term	Applicable Margin
	for Such Pricing	Reimbursement	Loan and Letter of	for Commitment Fee
Level	Date	Obligations Shall Be:	Credit Fee Shall Be:	Shall Be:
II	Less than 1.75 to 1.0, but greater than or equal to 1.25 to 1.0	1.50%	3.00%	0.50%
I	Less than 1.25 to 1.0	1.00%	2.50%	0.50%

     1.4. Section 5.1 of the Credit Agreement is hereby further amended by adding the following new definitions thereto, each in its appropriate order in the alphabetical sequence, each such definition to read in its entirety as follows:

     “A Notes” means and includes those certain 16% Senior Secured Subordinated Promissory Notes in the aggregate principal amount of $9,050,000 issued to Mezzanine Finance and JZ Equity by the Borrower pursuant to the terms of the Note Purchase Agreement.

     “B Note” means and includes that certain 14% Senior Secured Subordinated Promissory Note in the principal amount of $2,950,000 issued to Prism by the Borrower pursuant to the terms of the Note Purchase Agreement.

     “First Amendment” means that certain First Amendment to Second Amended and Restated Credit Agreement dated as of June 23, 2004, by and among the Borrower, the Lenders and the Agent.

     “First Amendment Effective Date” means the date upon which the First Amendment becomes effective pursuant to its terms.

     “JZ Equity” means JZ Equity Partners PLC, a company formed under the laws of England and Wales.

     “Note Purchase Agreement” means that certain Amended and Restated Note and Warrant Purchase Agreement dated as of June 23, 2004, as it may be amended, restated or modified from time to time, by and among the Borrower, the Guarantors,

Mezzanine Finance, as agent, and the Senior Subordinated Debt Holders.

     “Prism” means Prism Mezzanine Fund SBIC, L.P., a Delaware limited partnership.

     “Senior Subordinated Debt Holders” means collectively, Mezzanine Finance, JZ Equity and Prism and their respective successors and assigns permitted pursuant to the terms of the Note Purchase Agreement and the Subordination Agreement.

     “Senior Subordinated Debt Restructuring” is used as defined in the First Amendment.

     1.5. The following definitions within Section 5.1 of the Credit Agreement are hereby amended and restated:

     “Required Lenders” means, as of the date of determination thereof, Lenders holding (including through participation interests) at least 51% in aggregate principal amount of the Loans, L/C Obligations and Unused Revolving Credit Commitments outstanding hereunder.

     “Senior Subordinated Debt” means the Indebtedness of the Borrower evidenced by the A Notes and the B Notes in the aggregate initial principal amount of $12,000,000 due March 26, 2009, made by the Borrower in favor of the Senior Subordinated Debt Holders, as the same may be amended, modified, supplemented or restated from time to time in accordance with the provisions of this Agreement.

     “Term Loan Commitments” means the commitments of the Lenders to make a portion of the Term Loan in the amounts set forth opposite their signature hereto under the headings “Term Loan” and opposite their signatures on Assignment Agreements delivered pursuant to Section 12.15 hereof under the heading “Term Loan,” as such amount may be reduced pursuant hereto. The Term Loan Commitments are $21,000,000 as of the First Amendment Effective Date.

     “Warrants” means the warrants to purchase common stock of the Borrower issued on or about the First Amendment Effective Date to the Senior Subordinated Debt Holders in accordance with the terms of the Note Purchase Agreement, as they may be modified or assigned from time to time in accordance with the terms of the Note Purchase Agreement and the Subordination Agreement.

     1.6 The definition of “Change of Control” in Section 5.1 of the Credit Agreement is hereby amended by deleting the phrase “Note and Warrant Purchase Agreement for the Senior Subordinated Debt” in clause (v) thereof and replacing it with “Note Purchase Agreement”.

     1.7 Section 8.5(h) of the Credit Agreement is hereby amended by deleting the period at the end of the fifth line thereof and replacing with it a comma, and immediately thereafter inserting a new clause, reading in its entirety as follows:

provided however, that if at the close of any calendar month there is less than $3,000,000 in availability under the Borrowing Base, the Borrowing Base Certificate shall thereafter be submitted weekly on the last day of each week showing figures as of the end of the preceding week, until such time as such Borrowing Base Certificates have shown that there is greater than $3,000,000 in availability under the Borrowing Base as of the last day of four consecutive weeks, at which time the Borrowing Base Certificate may once again be submitted on a monthly basis at the times set forth above.

     1.8. Section 8.11(g) of the Credit Agreement is hereby amended by deleting the phrase “Mezzanine Finance” in the first line thereof and replacing it with “the Senior Subordinated Debt Holders”, and by deleting the amount “$10,000,000” in the second line thereof and replacing it with “$12,000,000”.

     1.9. Section 8.12(f) of the Credit Agreement is hereby amended by deleting the reference to “Section 8.11(g)” in the third line thereof and replacing it with “Section 8.11(h)”.

     1.10 Section 8.12(g) of the Credit Agreement is hereby amended by inserting a comma after “Mezzanine Finance” and immediately thereafter inserting the phrase “as agent for the Subordinated Debt Holders,” in line 1 thereof.

     1.11 Section 8.26 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

     Section 8.26. No Restrictions. Except as provided herein or in the instruments evidencing the Senior Subordinated Debt as in effect on the First Amendment Effective Date, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, or (e) guarantee the Obligations and/or grant Liens on its assets to the Agent as required by the Loan Documents, except for such encumbrances or restrictions relating to (i) customary non-assignment provisions of any lease and restrictions therein restricting subletting, (ii) customary net worth provisions contained in leases and other agreements entered into by the Borrower or a Subsidiary in the ordinary course of business, (iii) customary non-assignment provisions in licenses entered into by the Borrower or a Subsidiary as lessee, in the ordinary course of business, and (iv) purchase money obligations and Capitalized Lease Obligations that impose restrictions on the property purchased or leased.

     1.12. Section 8.27 of the Credit Agreement is hereby amended by deleting the phrase “Mezzanine Capital” in the third line thereof and replacing it with “the Senior Subordinated Debt Holders”.

     1.13. Section 8.27 of the Credit Agreement is hereby further amended by adding a new sentence thereto immediately following the last sentence of such Section, to read in its entirety as follows:

“Notwithstanding the foregoing, the Borrower shall be permitted to repay up to $4,000,000 in principal amount of the Senior Subordinated Debt owed to Mezzanine Finance as part of the Senior Subordinated Debt Restructuring.”

Section 2. Conditions Precedent and Post-Closing Assignments.

     The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

     2.1. The Borrower, the Agent, the Lenders and the Guarantors shall have executed and delivered this Amendment.

     2.2 The Agent, the Senior Subordinated Debt Holders, the Borrower and the Guarantors shall have executed and delivered an amendment to the Subordination Agreement in form and substance satisfactory to the Agent relating to the Senior Subordinated Debt Restructuring.

     2.3 The Agent shall have received a true and correct copy of all documentation entered into by the Borrower, the Guarantors, and the Senior Subordinated Debt Holders in connection with the Senior Subordinated Debt Restructuring.

     2.4. The Agent shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment to the extent the Agent or its counsel may reasonably request.

     2.5. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel.

     In addition, pursuant to Assignment and Acceptance agreements (the "Assignment Agreements”) previously executed by and between Bank One, NA (“Bank One") and each of the Lenders, which Assignment Agreements have been delivered to and are being held in escrow by the Agent, Bank One has agreed to purchase interests in certain Obligations owed to the Lenders by the Borrower and to assume certain obligations of the Lenders in such amounts that, after giving effect to such Assignment Agreements, (i) Bank One shall be a Lender under the Credit Agreement with the Commitments set forth below, (ii) Bank of Montreal shall no longer be a Lender under the Credit Agreement and (iii) each of Harris Trust and Savings Bank and National City Bank of the Midwest, formerly referred to herein as National City Bank shall remain as Lenders under the Credit Agreement with the Commitments set forth below:

	Post-Assignment	Post-Assignment
	Term Loan	Revolving Credit
Lender	Commitment	Commitment
Harris Trust and Savings Bank	$7,538,461.54	$6,461,538.46
National City Bank of the Midwest	$8,076,923.08	$6,923,076.92
Bank One, NA	$5,384,615.38	$4,615,384.62

Immediately after this Amendment becomes effective in accordance with its terms, the Agent will release the Assignment Agreements from escrow and the Assignment Agreements will become effective without any further action by the parties thereto.

Section 3. Representations.

     In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof, and after giving effect to this Amendment, (a) the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects (except that for purposes of this paragraph the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders) and (b) the Borrower is in full compliance with all of the terms and conditions of the Credit Agreement after giving effect to this Amendment and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

Section 4. Miscellaneous.

     4.1. The Borrower and certain of its Subsidiaries have heretofore executed and delivered to the Agent and the Lenders certain of the Collateral Documents. The Borrower hereby acknowledges and agrees that, notwithstanding the execution and delivery of this Amendment, the Collateral Documents remain in full force and effect and the rights and remedies of the Agent and the Lenders thereunder, the obligations of the Borrower and its Subsidiaries thereunder, and the liens and security interests created and provided for thereunder remain in full force and effect and shall not be affected, impaired, or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

     4.2. Except as specifically amended herein or waived hereby, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

     4.3. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment and the documents and transactions contemplated hereby, including the reasonable fees and expenses of counsel for the Agent with respect to the foregoing.

     4.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

[Signature Pages to Follow]

     This First Amendment to Second Amended and Restated Credit Agreement is entered into by the parties hereto as of the date and year first above written.

Morton Industrial Group, Inc.

By /s/ Rodney B. Harrison
Name Rodney B. Harrison
Title Vice President of Finance

Accepted and agreed to.

Harris Trust And Savings Bank

By /s/ Jay S. Dameron
Name Jay S. Dameron
Title Vice President

National City Bank of the Midwest, formerly referred to herein as National City Bank

By /s/ Michael A. Zeller
Name Michael A. Zeller
Title Vice President

Bank of Montreal

By /s/ Daniel J. Gresla
Name Daniel J. Gresla
Title Managing Director

Guarantors’ Acknowledgement and Consent

     Each of the undersigned hereby acknowledges and agrees that it is a Guarantor under the terms of Section 11 of the Credit Agreement and, as such, has executed and delivered certain Collateral Documents pursuant to the Credit Agreement. The undersigned hereby consent to the First Amendment to Second Amended and Restated Credit Agreement as set forth above and agree to the terms thereof, and the undersigned hereby confirm that their guaranties and the Collateral Documents executed by them, and all of the obligations of the undersigned thereunder, remain in full force and effect. The undersigned further agree that the consent of the undersigned to any further amendments to the Credit Agreement shall not be required as a result of this consent having been obtained. The undersigned acknowledge the Lenders are relying on this acknowledgement and consent in entering into the First Amendment to Second Amended and Restated Credit Agreement with the Borrower.

Morton Metalcraft Co.

By /s/ William D. Morton
Name William D. Morton
Title Chairman/CEO

Morton Metalcraft Co. of North Carolina

By /s/ William D. Morton
Name William D. Morton
Title Chairman/CEO

Morton Metalcraft Co. of South Carolina

By /s/ William D. Morton
Name William D. Morton
Title Chairman/CEO

Mid Central Plastics, Inc.

By /s/ William D. Morton
Name William D. Morton
Title Chairman/CEO

B&W Metal Fabricators, Inc.

By /s/ William D. Morton
Name William D. Morton
Title Chairman/CEO

SCHEDULE I

	Principal Amount of
Senior Subordinated Note Holder	Subordinated Loan	A Note/B Note
BMO Nesbitt Burns Capital (U.S.), Inc.	$6,000,000	A Note
JZ Equity Partners PLC	$3,050,000	A Note
Prism Mezzanine Fund SBIC, L.P.	$2,950,000	B Note